UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 29, 2009

LECTEC CORPORATION
 (Exact name of registrant as specified in its charter)

Minnesota	0-16159	41-1301878
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1407 South Kings Highway, Texarkana, Texas	75501
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (903) 832-0993

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

In July 2008, LecTec Corporation (the “Company”) filed a complaint for patent infringement against The Mentholatum Company (“Mentholatum”), which is a wholly-owned subsidiary of Rohto Pharmaceutical Co., Ltd. (“Rohto”), and four other defendants in the U.S. District Court for the Eastern District of Texas. On May 29, 2009, the Company entered into a Settlement Agreement and Mutual Release (the “Settlement Agreement”) with Mentholatum to settle the Company’s claims against Mentholatum that Mentholatum infringed two of the Company’s patents (“Patents–In–Suit”) related to its medicated patch technology (the “Litigation”). Pursuant to the Settlement Agreement, Mentholatum will pay the Company an aggregate of $600,000 in $100,000 installments from May through October 2009.

In addition, under the Settlement Agreement (a) the Company agreed to dismiss the Litigation against Mentholatum with prejudice, (b) the parties agreed to mutual general releases of all claims other than their prospective obligations under the Settlement Agreement and claims arising after the date of the Settlement Agreement, (c) the Company agreed not to sue Mentholatum or Rohto for any infringement of the Patents–In–Suit, any patent that claims priority, directly or indirectly, from the Patents–In–Suit, or any foreign counterparts of the Patents–In–Suit (collectively, the “Patents”), (d) the Company agreed not to transfer the Patents unless the transferee agrees to be bound by the covenant not to sue described above in clause (c), and (e) Mentholatum and Rohto agreed not to challenge the validity or enforceability of the Patents.

The foregoing description of the Settlement Agreement does not purport to be complete and is qualified in its entirety by reference to the Settlement Agreement, which is attached as Exhibit 10.01 to this Current Report on Form 8–K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

10.01	Settlement Agreement and Mutual Release, dated May 29, 2009, between LecTec Corporation and The Mentholatum Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LECTEC CORPORATION

By: /s/ Judd A. Berlin
Judd A. Berlin
Chief Executive Officer and Chief Financial Officer

Date: June 3, 2009

EXHIBIT INDEX

Exhibit
Number	Description

10.01	Settlement Agreement and Mutual Release, dated May 29, 2009, between LecTec Corporation and The Mentholatum Company.